SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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                                   AETNA INC.
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THE FOLLOWING HAS BEEN POSTED FOR INTERNAL ACCESS BY AETNA EMPLOYEES.

Transcript -- Bill Donaldson and Jack Rowe Town Meeting Video

The following is a transcript of the edited video of the employee town meeting held in Middletown on Sept. 19.

Bill Donaldson: You know, it's hard to believe that it is over seven months since I stood up here to meet all of you and tell you about some of the plans that I had for helping to change Aetna. And I know you're eager to get to our guest, but before we give Jack Rowe the podium, I just want to say how much I appreciate what all of you have done to help make the changes go, here at Aetna, for the last seven months. And I know it hasn't been easy.

Now, let me just tell you a little bit about how we found Jack Rowe. We sat back at the beginning of this process and decided to get search firm help. Put together our heads as best we could outside of that search firm. Think through the various disciplines that are prevalent in this room and should be prevalent in a leader.

Having looked at all of that, we decided that the overarching need that we had in the company was for an inspirational person. A person who had a lifetime of experience in the health arena and the medical arena. By and large a person who, himself, believes that the paradigm is going to change and that we've got to change radically if we are to exist as a leader and emerge once again as a leader in this industry. And Jack Rowe came up aces on those criteria.

So with no further ado, I hope you'll join me in welcoming Jack Rowe.

Jack Rowe: Well thank you Bill, thank you very much. Aetna has been through some tough times, but at the same time, I think that Aetna has been very lucky. Because when the tough times seemed to get worse, Aetna had Bill Donaldson to turn to, one of the most distinguished and accomplished individuals in American business who, fortunately for Aetna, had been on the Aetna Board for over 20 years, and had come to love the company and understood the tradition of quality that it stood for and was willing to step into the breach. And we're all very grateful to you, Bill. Thank you very, very much.

I'm thrilled to be here. I'm eager to get to meet with you and to hear what you have to say, and to have you listen to some of my ideas early on.

People ask me why I took this job. My wife asked me why I took this job.

And for me the answer is simple. I really see this as a once-in-a-lifetime opportunity.

Some have been surprised that Aetna has turned to a physician. I'm surprised that they're surprised. It's true that I'm not an insurance executive. I'm far from an insurance executive. But the core business of the new Aetna is health care. And I have been embedded in health care and the American health system for 30 years.

Now I may come from a different part of this system than most of you come from, but there's something that all of us in this room and in the new Aetna have in common.

We all have the same goal, to serve, as best as we can, the needs of the people who rely on us for coverage. And this health care system that we have is clearly, we would all agree, at a critical point. It is a house that is divided. Relationships between different components are breaking down under stress and rapid change.

We may have the best health care available in the world, but we have one of the worst systems of financing it. And we at Aetna can help to change that. With our experience and expertise, we can create a system, I absolutely am confident of this, that is both fiscally responsible and serves the needs of our shareholders, many of whom are in this room I would think. And also serves the needs of our customers. And we will do this in an environment of mutual respect and understanding.

Our pathway to greater profitability lies through improved products, improved service, improved service, improved service, improved. ... Do you want to hear some service stories? I'll tell you some service stories. Oh no, Jack, don't tell, don't believe that Jack. That's what they say, but that's not the way it is. Jack has been doing a million-and-a-half-a-week business with Aetna U.S. Healthcare, all right. So I'll tell you some stories.

It's the only way to get ... that's why I took the job. A couple of months ago.
 ...

Our priorities have now become very clear to us. First and foremost we must be member centered. Put the patient in the center of what we do. That's the solution. Not the doctors. Not the hospitals. The patients. That's what this is all about.

Sick people are anxious. They're vulnerable. They need information. They need guidance. They deserve to deal with a company that is supportive, effective and efficient. I want Aetna to be that company.

We will remodel our product portfolio to better fit the needs of these patients, their demands for broader choice, more flexibility, and more response. And in doing so, I think it's very important for us to understand that we have to look forward.

We should start thinking about designing the products for tomorrow's marketplace, not for today's marketplace. Or we'll never catch up.

We must improve our information technology to streamline our interactions with our customers. We must eliminate the hassle factor. We must be more aggressive and creative in our use of the Web technology to broaden our product offerings and to connect ourselves more directly with our customers.

We've got to do a better job of mining the enormous clinical databases that this company has, which we can use effectively for our customers in the development of more effective patient management and disease management approaches.

We must repair our strained relations with hospitals and doctors. We need to streamline our processes and eliminate the hassles. We need to reconsider some of the policies that are counterproductive and really haven't helped much. And this doesn't mean just rolling over for the docs. That's not why I'm here.

We are going to re-engineer our relationship with these providers from confrontation to cooperation. From distrust to mutual respect.

And in addition to these kinds of general changes, we also have to tighten our belt. This company needs to take some of the costs out. We need to be more effective and efficient. We need to do that in order to have the capital to invest in building the next phase of the growth and the strength of this company.

Now in order to do this, we have to build a strategic plan to achieve these goals. If we do this, we will build market share, and the market will reward us for the value that we are adding.

So we're going to take some time. We're going to get this done right. We're going to do it in a surefooted way.

And as we begin this strategic change, we turn to our greatest strength and that is you. The people in this company, it's very clear to me very early on, are dedicated to providing the best service that they can.

This company has a lot of problems. I do not believe it is your fault. I believe the people in this company are the most experienced, most professional in the industry. That we can, with the right strategic plan and the right leadership, utilize assets in this room and in this company to implement our new strategic plan.

And as proud as I have been to be a physician and a teacher and a researcher and a medical executive, I have never been prouder than I am now, to help revitalize this great company in the health care industry and the health care system that I'm dedicated to is a tremendous opportunity. It's a once-in-a-lifetime opportunity. And so today I'm asking you to join me in restoring Aetna. I believe we can reclaim our place as the premier component of our health system with respect to insurance.

I really believe this. I wouldn't be standing here today if I didn't believe it.

I am, in fact, betting my career on it.

We can restore the pride in the Aetna brand name. We can restore the reputation for excellence, quality and reliability. We can outperform the industry and perform to our own well-established high standards, and I look forward to working with you to accomplish this goal.

Thank you very, very much.

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Aetna has filed a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's Web site, http://www.sec.gov. In addition, documents filed with the SEC by Aetna will be available free of charge by calling 1-800-237-4273. Documents filed with the SEC by ING will be available free of charge from the Investor Relations Department, Strawinskylaan 2631.1077 ZZ Amsterdam, P.O. Box 810, 1000 AV. Amsterdam, The Netherlands 31-20-541-5462.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE
MAKING A DECISION CONCERNING THE MERGER.

This document does not constitute a solicitation by Aetna or its board of directors of any approval or action of its shareholders.

Aetna and its board of directors will be soliciting proxies from Aetna stockholders in favor of the merger. You can obtain more information about Aetna's directors and officers and their beneficial interests in Aetna's common stock from the SEC's Web site, http://www.sec.gov, and Aetna's Web site, http://www.aetna.com. Updated information with respect to the security holdings of these individuals will be included in the final proxy statement to be filed with the SEC.

CAUTIONARY STATEMENT -- Certain information in this document concerning the transaction with ING is forward-looking, including statements regarding the amount of cash per share that Aetna's shareholders are projected to receive from the transaction, the tax-efficient nature of the transaction, and Aetna's expectation as to the closing date of the ING transaction. Certain information in this document concerning Aetna's health business is also forward-looking, including the future business prospects for Aetna's health business and Aetna's expectations as to the future impact of certain actions and plans Aetna intends to implement in its health business. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Aetna's control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the ING transaction include, but are not limited to: the capitalization of Aetna on the closing date, including the number of shares outstanding at that time; the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; the fulfillment of all of the closing conditions specified in the transaction documents; and the results of, and credit ratings assigned to, Aetna's health business at and prior to the closing of the ING transaction. Risk factors that could materially affect statements made concerning the results of Aetna's health business include, but are not limited to: continued or further unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower premium or higher cost products or membership adverse selection); the ability to successfully integrate the Prudential HealthCare transaction on a timely basis and in a cost-efficient manner and to achieve projected operating earnings targets for that acquisition (which also is affected by the ability to retain acquired membership and the ability to eliminate duplicative administrative functions and integrate management information systems); adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, other proposals that would increase potential litigation exposure or proposals that would mandate coverage of certain health benefits); and the outcome of litigation and regulatory matters, including numerous purported health care actions and ongoing reviews of business practices by various regulatory agencies. For further discussion of important risk factors that may materially affect management's estimates, Aetna's results and the forward-looking statements herein, please see the risk factors contained in Aetna's Securities and Exchange Commission filings, which risk factors are incorporated herein by reference. You also should read those filings, particularly Aetna's 1999 Report on Form 10-K and Report on Form 10-Q for the period ended March 31, 2000 filed with the SEC, for a discussion of Aetna's results of operations and financial condition.